EXHIBIT 23.3

We consent to the inclusion in the Registration Statement of Rokwader, Inc., and Amendments thereto, to be filed with the Securities and Exchange Commission of our Fair Market Valuation Opinion and Report dated March 30, 2007.

We also consent to the reference to us as experts in matters of fair market valuation and appraisals.

PALISADES CAPITAL GROUP, LLC

John W. Barrett, President
April 17, 2008
Pasadena, California